Exhibit 16.1







December 31, 2009


United States Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

Effective December 31, 2009, we were dismissed as the independent registered public accountants for Digital Fuel, Inc.

We have been furnished with a copy of the disclosures included in Item 4.01 of Form 8-K/A to be filed by Digital Fuel, Inc., and we agree with the statements made in those disclosures insofar as they relate to our Firm. We have not been requested to, nor are providing any representations related to the other disclosures included in this Form 8-K/A.

/s/ Eide Bailly LLP
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Eide Bailly LLP